As filed with the Securities and Exchange Commission on February 5, 2020

Registration No. 333-235951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

aTyr Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	20-3435077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3545 John Hopkins Court, Suite 250

San Diego, CA 92121

(858) 731-8389

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sanjay S. Shukla, M.D., M.S.

President and Chief Executive Officer

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite 250

San Diego, CA 92121

(858) 731-8389

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean M. Clayton Alexa M. Ekman Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Ivan Blumenthal, Esq. Cliff M. Silverman, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 3rd Avenue New York, NY (212) 935-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-235951

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-235951), as amended, declared effective on February 5, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

5.1	Opinion of Cooley LLP				Filed herewith
23.2	Consent of Cooley LLP (included in Exhibit 5.1 hereto)				Filed herewith
24.1	Powers of Attorney	S-1	333-235951	24.1	January 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 5, 2020.

ATYR PHARMA, INC.

By:	/s/ Sanjay S. Shukla, M.D., M.S.
Sanjay S. Shukla, M.D., M.S. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjay S. Shukla, M.D., M.S. Sanjay S. Shukla, M.D., M.S.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2020

/s/ Jill M. Broadfoot Jill M. Broadfoot	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2020

/s/ * John K. Clarke	Chairman of the Board and Director	February 5, 2020

/s/ * James C. Blair, Ph.D.	Director	February 5, 2020

/s/ * Timothy P. Coughlin	Director	February 5, 2020

/s/ *	Director	February 5, 2020
Jane A. Gross, Ph.D.

/s/ * Jeffrey S. Hatfield	Director	February 5, 2020

/s/ * Svetlana Lucas, Ph.D.	Director	February 5, 2020

/s/ * Paul Schimmel, Ph.D.	Director	February 5, 2020

* By: /s/ Sanjay S. Shukla, M.D., M.S.
Sanjay S. Shukla, M.D., M.S.
Attorney-in-fact